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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 0-10966

                      NATIONAL TRANSACTION NETWORK, INC.
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             (Exact name of registrant as specified in its charter)

                               117 Flanders Road
                       Westborough, Massachusetts 01581
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $.15 per share
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, National Transaction Network, Inc. has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        NATIONAL TRANSACTION NETWORK, INC.

DATE: June 13, 2000                     By:  /s/ L. BARRY THOMSON
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                                            Name:  L. Barry Thomson
                                            Title: Chief Executive Officer,
                                                   President and Director